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                                                                       EXHIBIT 1


                             STOCK OPTION AGREEMENT


         THIS STOCK OPTION AGREEMENT, (the "Agreement") is entered into as of May 1, 1998, by and between EXCO Resources, Inc., a Texas corporation ("EXCO"), and E. B. Brooks, Jr. ("Brooks"),

                                    RECITALS

         WHEREAS, Brooks is the owner at the date hereof of 1,910,000 shares of the issued and outstanding capital stock of Gladstone Resources, Inc. ("Gladstone"), which are hereinafter referred to as the "Gladstone Stock"; and

         WHEREAS, EXCO and Gladstone are entering into that certain Agreement and Plan of Merger dated as of even date herewith (the "Merger Agreement"); and

         WHEREAS, as both a condition to EXCO's execution of the Merger Agreement and an inducement to EXCO to execute the Merger Agreement and undertake the actions and incur the significant costs necessary to consummate the transactions contemplated by the Merger Agreement, Brooks desires to grant to EXCO the Option (as defined below).

                                   AGREEMENT

         NOW THEREFORE, in consideration of (i) the foregoing; (ii) the sum of $100,000 paid by EXCO to Brooks; and (iii) the respective representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, Exco and Brooks agree as follows:

         1.      Grant of Option.

         Subject to the terms and conditions set forth herein, Brooks does hereby grant to EXCO an exclusive and irrevocable option (the "Option") to acquire the Gladstone Stock for the sum of $0.33 per share (or a total of $630,300.00, which is hereinafter referred to as the "Exercise Price").

         2.      Exercise of Option

         (a) Term. EXCO may exercise the Option at any time following the execution hereof by Brooks and EXCO; provided that the right to exercise the Option pursuant to this Section 2 shall expire and be of no further force and effect at the earliest to occur of (i) 5:00 p.m., Dallas, Texas time, on the 40th business day following approval of the transactions contemplated by the Merger Agreement by Gladstone's stockholders; or (ii) September 1, 1998.

         (b) Written Notice. In the event EXCO wishes to exercise the Option, it shall send to Brooks a written notice (the "Notice"; the date of such notice being herein referred to as the "Notice Date") specifying (i) EXCO's desire to exercise the Option and (ii) a place and date not
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earlier than seven business days nor later than 15 business days from the
Notice Date for the closing of such acquisition (the "Closing Date"); provided that, if the closing of the acquisition pursuant to the exercise of the Option (the "Closing") cannot be consummated within such time period by reason of any applicable law, the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which such restriction on consummation has expired or been terminated; and provided further, without limiting the foregoing, that if prior notification to or approval of any governmental or regulatory authority, agency, court or other entity (a "Governmental Entity") is required in connection with such acquisition, EXCO and Brooks hereby respectively covenant to one another at EXCO's expense to promptly file the required notice or application for approval (and cooperate in the preparation of the same) and shall expeditiously process the same, and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which, as the case may be (i) any required notification period has expired or been terminated or (ii) such approval has been obtained, and in either event, any requisite waiting period has passed.

         (c) Expiration. Notwithstanding Section 2(b), in no event shall the Closing Date be more than 12 months after the related Notice Date, and if the Closing Date shall not have occurred within 12 months after the related Notice Date due to the failure to obtain any such required approval, the exercise of the Option effected on the Notice Date shall be deemed to have expired.

         3.      Payment and Delivery of Certificates

         (a) Payment of Purchase Price. On the Closing Date, EXCO shall pay to Brooks, in immediately available funds by certified check or by wire transfer to a bank account designated by Brooks, an amount equal to the Exercise Price.

         (b) Delivery of Certificates. At such Closing, simultaneously with the delivery of the consideration specified in Section 3(a), Brooks shall deliver to EXCO a certificate or certificates representing the Gladstone Stock (duly executed in blank or accompanied by duly executed stock powers if the Gladstone Stock is delivered by Brooks), which Gladstone Stock shall be free and clear of all Liens.

         4.      Representations and Warranties of Brooks.

         Brooks hereby represents and warrants to EXCO that:

         (a) Authorization and Validity of Agreement. Brooks has full right, power, capacity and lawful authority to execute and deliver this Agreement and to consummate and perform the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Brooks and, assuming the due execution and delivery by EXCO, this Agreement constitutes the legal, valid, and binding obligation of Brooks, enforceable against Brooks in accordance with its terms.


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         (b)     Good Title.   The Gladstone Stock to be transferred to EXCO
upon due exercise of the Option, shall be validly issued, fully paid and nonassessable, and shall be delivered free and clear of all Liens, and the delivery of the certificates representing the Gladstone Stock to EXCO pursuant hereto will transfer to EXCO good and valid title to such Gladstone Stock free and clear of all Liens.

         (c) No Conflict. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate or result in any violation of or be in conflict with or constitute a default under any term of the Articles of Incorporation or Bylaws of Gladstone, or of any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to Gladstone, except as stated in the Merger Agreement.

         (c) No Consent. No authorization, consent or approval of, or any filing with, any public body or authority is necessary for consummation by it of the transactions contemplated by this Agreement.

         5.      Representations and Warranties of EXCO.

EXCO hereby represents and warrants to Brooks as follows:

         (a) Authority. EXCO has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of EXCO. This Agreement has been duly and validly executed and delivered by EXCO and, assuming the due execution and delivery by Brooks, this Agreement constitutes a valid and binding obligation of EXCO, enforceable against EXCO in accordance with its terms.

         6.      Adjustment upon Share Issuances, Changes in Capitalization,
                 Etc.

         (a) In the event of any change in Gladstone Stock by reason of, without limitation, a stock dividend, split-up, recapitalization, combination, exchange of shares or similar transaction, the type and number of shares or securities to be delivered by Brooks shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so that EXCO shall receive upon exercise of the Option the number and class of shares or other securities or property that EXCO would have received if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable.

         (b) In the event that Gladstone shall enter into an agreement (i) to consolidate with or merge into any person, other than EXCO or one of its subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than EXCO or one of its subsidiaries, to merge into Gladstone and Gladstone shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of





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Gladstone Stock shall be changed into or exchanged for stock or other securities of Gladstone or any other person or cash or any other property, or the then outstanding shares of Gladstone Stock shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than EXCO or one of its subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth in this Agreement, be converted into, or exchanged for, an option to acquire the same consideration received by the holders of Gladstone Stock pursuant to such a transaction had the Option been exercised in full prior to the consummation of such transaction. The provisions of this Agreement, including Sections 1, 2 and 6, shall apply with appropriate adjustments to any securities for which the Option becomes exercisable pursuant to this Section 6.

         7.      Termination.

         In the event the Merger is not consummated on or before September 1, 1998, Brooks shall be obligated to return to EXCO the $100,000.00 payment referred to in the recital of consideration on page 1 hereof; provided, however, Brooks shall be under no obligation to return such payment if the failure to consummate the Merger is attributable to EXCO's failure to obtain financing for the Merger.

         8.      Miscellaneous:

         (a)     Expenses.

         Except as otherwise provided in the Merger Agreement, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own counsel.

         (b)     Waiver and Amendment.

         Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

         (c)     Entire Agreement; No Third-Party Beneficiary; Severability.

         Except as otherwise set forth in the Merger Agreement, this Agreement (including other documents and instruments referred to herein or therein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. If any term, provision, covenant or





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restriction of this Agreement is held by a court of competent jurisdiction or a governmental entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         (d)     Governing Law.

         This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to any applicable conflicts of law rules.

         (e)     Descriptive Headings; Gender.

         The descriptive headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever required by the context of this Agreement, the singular shall mean the plural, the male gender shall include the female gender and the neuter, and vice versa.

         (f)     Notices.

         All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):



                       If to EXCO:    EXCO Resources, Inc.
                                      5735 Pineland Drive, Suite 235
                                      Dallas, Texas 75231
                                      Attention: T.W. Eubank, President
                                      Telephone:  214-368-2084
                                      Facsimile:  214-368-2087

                     If to Brooks:    Mr. E. B. Brooks, Jr.
                                      210 Meadows Building
                                      Dallas, Texas 75206

         (g)     Counterparts.

         This Agreement and any amendments hereto may be executed in multiple counterparts, each of which shall be considered one and the same agreement and shall become effective when all counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

         (h)     Assignment.





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         Neither this Agreement nor any of the rights, interests or obligations hereunder or under the Option shall be assigned by Brooks or EXCO (whether by operation of law or otherwise) without the prior written consent of the other parties hereto; provided, however, EXCO may assign its rights, interests or obligations under this Agreement or the Option to any wholly-owned subsidiary
of EXCO without the consent of Brooks.   Subject to the first sentence of this
Section, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

         (i)     Further Assurances.

         In the event of any exercise of the Option by EXCO, Brooks and EXCO shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

         (j)     Specific Performance.

         The parties hereto agree that this Agreement may be enforced by either party through specific performance, injunctive relief and other equitable relief. Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

         IN WITNESS WHEREOF, the undersigned have caused this Stock Option Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.



                                       EXCO Resources, Inc.


                                       By:/s/ DOUGLAS H. MILLER
                                          -------------------------------------
                                          Douglas H. Miller
                                          Chief Executive Officer


                                          /s/ E. B. BROOKS, JR.
                                          -------------------------------------
                                          E. B. Brooks, Jr.





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